Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of January 2, 2003, by and between GenuTec Business Solutions, Inc., a Montana Corporation (hereinafter referred to as “the Company) and Lee Danna (hereinafter referred to as “the Executive).

RECITALS

A.            The Company is a Business-To-Business Enhanced Communications Provider.

B.            Executive has substantial experience in management and has significant knowledge of the business and the products of the Company.

C.            The Company desires that Executive continue as its Chief Executive Officer and be responsible for the management of the Company and Executive desires to continue as the Chief Executive Officer of the Company.

D.            The Company and Executive have agreed to enter into this Agreement upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual undertakings, obligations and covenants, the Company and Executive hereby agree as follows:

1.             EMPLOYMENT – TERM, DUTIES

1.1           Term  Company hereby employs Executive and Executive hereby accepts employment as Chief Executive Officer with the Company to perform the duties described below for a term commencing as of January 2, 2003 for a period of four (4) years ending December 31, 2006. This Agreement shall be automatically renewed for additional one year terms unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the end of the initial or any renewal term.

1.2           Duties  Executive shall serve the Company in the capacity of Chief Executive Officer and, subject to the direction of the Board of Directors, shall perform and discharge well and faithfully those duties customarily performed by a Chief Executive Officer of a business similarly situated to that of Company or which may otherwise be assigned from time to time by the Company in connection with the conduct of its business.  Nothing herein shall preclude the Board of Directors of the Company from changing the duties of Executive if the Board concludes in its discretion that such changes are in the Company’s best interests.  If Executive is elected a director/officer of the Company or any subsidiary thereof during the term of this Agreement, Executive will serve in such capacity without any additional compensation, unless agreed to in writing by Company and Executive. In his capacity, Executive shall be permitted to enter into employment agreements with any officer of Company who has one (1) year or more of service to Company, subject to approval of the Compensation Committee

2.             EXTENT OF SERVICES

2.1           Executive agrees to devote his entire working time, attention and energies to the business of the Company and shall faithfully and diligently serve the Company’s interest and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other substantial business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing contained herein shall prevent Executive from investing his personal assets in businesses which do not compete with the Company and in which his participation is solely that of an investor, or purchasing securities in any corporation whose securities are publicly-traded, provided that such purchase shall not result in Executive owning beneficially at any time 1% or more of the outstanding securities of any corporation engaged in activities competitive to that of the Company.

3.             COMPENSATION, FRINGE BENEFITS AND EXPENSES

3.1           Salary.  The base annual salary to be paid by the Company to Executive for services rendered under this Agreement shall be no less than twenty percent (20%) more than the next highest paid executive in Company payable semi-monthly. However, in no event shall Executive’s compensation hereunder be less than Twelve Thousand Dollars ($12,000.00) per month with a minimum increase to Fifteen Thousand Dollars ($15,000.00) per month as soon as Company attains a positive cash flow based upon generally accepted accounting principles. Each monthly payment installment shall be subject to all authorized and required payroll deductions for taxes, social security and the like. All compensation due Executive under the terms of this Agreement shall be due and payable upon termination of Executive as specified herein.

3.2           Vacation Executive shall be entitled to a paid annual vacation of at least twenty percent (20%) more than vacations received by Department Managers. Vacation shall be taken at times mutually agreed upon by Executive and the Company. It is hereby acknowledged that Executive has built-up additional vacation from previous two years, but could not use the vacation time due to the position of the Company. Executive and the Company will work out the best time to take Executive’s back vacation time.

3.3           Benefits During the term of his employment pursuant to this Agreement, Executive shall be entitled to participate in all Executive benefit plans or program of the Company, which are instituted by the Company and in which all, or substantially all, other salaried Executives of the Company are entitled to participate, including but not limited to, Group Health Insurance including medical, dental and vision minimum coverage, short and long term disability insurance and automobile insurance for a Company automobile or an allowance for automobile insurance if Executive is not provided with a Company owned automobile, if any, all in accordance with Company’s Policy And Procedures Manual.

3.4           Company Travel Expenses   All expenses related to Company business incurred by Executive during the term of his employment shall be paid by Company or reimbursed to Executive in the event Executive may have paid for such expenses in advance.

3.5           Performance Bonus   Executive shall be entitled to receive a yearly performance bonus based upon certain pre-established criteria of the Compensation Committee and surveys of revenue and profitability of other companies in like industries.

3.6           Compensation For Past Contributions And Services   Company acknowledges that Executive has over the course of years loaned money to Company, guaranteed certain Company obligations and has performed services on behalf of Company, along with his wife, Pat, deferred this compensation, all to the Company’s benefit. Company’s Board of Directors has established various stock options for Executive for certain past contributions made by Executive and his wife, however, it is agreed that such stock options do not represent complete and full compensation. Therefore, the Compensation Committee shall review such past contributions, i.e. personal guarantees on behalf of Company, lack of financial remuneration, etc., and compensate Executive and his wife therefore. See attached Exhibit “A” for complete analysis of paid and unpaid services performed by the Executive.

4.             TERMINATION PRIOR TO EXPIRATION OF TERM

4.1           Breach or Neglect.   If Executive breaches any term or provision of this Agreement or habitually neglects the duties or obligations required of him under this Agreement, or for other good cause, the Company may at its option terminate this Agreement by giving written notice to Executive; provided, however, in the event the Company contends that Executive has breached or is not performing the services required by this Agreement or that it has good cause to terminate Executive’s employment pursuant to this Paragraph 4.1, the Company shall provide Executive with a written notice specifying in reasonable detail the breach or the services or matters which it contends Executive had not been adequately performing and why the Company has good cause to terminate this Agreement and what Executive should do to adequately perform his obligations hereunder. If Executive remedies such breach or performs the required services within thirty (30) days of receipt of the notice or modifies his performance to correct the matters complained of, Executive’s breach will be deemed cured and he shall not be terminated. If Executive does not remedy such breach or perform the required services or modify his performance to correct the matters complained of, the Company shall have the right to immediately terminate this Agreement at the end of said thirty (30) day period. Except the Company shall pay all back salary and release Guarantees. Per Section 4.8.

4.2           Business Closure  If the Company ceases business operations or is unable or not permitted to continue its business for any reason, the Company may, at its option, terminate this Agreement by giving written notice to Executive without further obligation to Executive. Except, back salary shall be due and payable and Guarantees removed.

Per Section 4.8.

4.3           Disability  If Executive becomes disabled during the term of this Agreement and such disability continues for a period of ninety (90) days, the Company may, at its option, upon or after the expiration of such ninety day period, terminate this Agreement by giving written notice to Executive.  While Executive is so disabled, the Company shall pay to Executive his full monthly salary installment for the first month and fifty percent (50%) of his monthly salary for the next five months as provided in Paragraph 3.1, provided such installments shall be reduced by all amounts paid to Executive on account of disability insurance provided by the Company, worker’s compensation, social security, or other payments made to Executive arising out of his disability; provided further, however, that such payments by the Company shall cease upon the earlier of (a) the expiration of the term of this Agreement, or (b) the earlier termination of this Agreement pursuant to Paragraphs 4.1 and 4.2. For the purpose of this Agreement, the term “disabled” shall be defined as Executive’s inability, through physical or mental illness or other such cause, to perform substantially all of the duties, which he is required to perform under this Agreement. In determining whether Executive is disabled, the Company may rely upon the written statement provided by a licensed physician acceptable to the Company. Executive shall allow himself to be examined from time to time by any licensed physician selected by the Company in relation to the disability.

4.4           Effect of Termination   If this Agreement is terminated before the end of its four (4) year term under the provisions of Paragraphs 4.1, 4.2, 4.3 the Company shall pay Employee the base salary earned by him up to the date of termination and for the remainder of the term of this Agreement, and the Company shall have no further obligation to Employee thereafter. Any termination of Employee’s employment shall be without prejudice to any right or remedy to which the Company may be entitled whether at law, in equity, or under this Agreement. The Company agrees to remove all personal Guarantees.  Per Section 4.8.

4.5           Without Cause   Notwithstanding any other subparagraph of this Paragraph 4, the Company shall have the right to terminate this Agreement at any time during its term by written notice to that effect, delivered to Executive, whereupon all salaries and benefits shall be paid by Company for the balance of the term of this Agreement and for a period of one (1) year thereafter, which sums shall be paid in full by Company at the time of termination.  This includes back salary owed to Executive, Executive’s Wife, and removal of personal Guarantees. Per Section 4.8.

4.6           Separate Causes for Termination   Except as otherwise provided herein, the paragraphs in this Agreement providing for the Company’s right to terminate this Agreement shall be interpreted wholly independent from and without reference to one another.

4.7           Death During Employment   If Executive dies during the term of this employment, the Company shall pay to the estate of Executive the compensation which would otherwise be payable to Executive up to the end of the period remaining under the terms of this Agreement, and the Company shall have no further obligations under this Agreement or otherwise in respect of Executive’s employment. All back salary, if owed, would be due and payable, plus personal Guarantees would be removed. Per Section 4.8.

4.8           Personal Obligations And Compensation Upon Termination   In the event Executive’s employment shall be terminated as specified herein, Company shall pay all back salaries owed and remove him as personal guarantor for all Company obligations and hold him harmless from any liability therefore.

5.             NONDISCLOSURE OF CONFIDENTIAL INFORMATION

5.1           Except with the Company’s prior written consent, Executive agrees that he will not disclose or use at any time, during the term of his employment with the Company or thereafter, any confidential Information of the Company.  For purposes of this Agreement, “Confidential Information” includes, without limitation, all information which is known or intended to be known only by Executives of the Company or by persons who are in a confidential relationship with the Company, including, without limitation, trade secrets, proprietary information, unique processes, research or marketing reports, operating techniques, licenses, trademarks and copyrights whether provided to Executive by the Company or developed or discovered by him while at the Company, and including further any such Confidential Information relating to any customer, vendor, licensor, licensee or party transacting business with the Company.

5.2           Executive recognizes and acknowledges that the lists of the Company’s customers, distributors, resellers and dealers as they may exist from time to time are valuable, confidential, special and unique assets of the Company’s business in the nature of a trade secret and Executive will not, during the term of this Agreement or thereafter disclose such lists or any part thereof to any person, firm, corporation, association or entity for any purpose or reason whatsoever.

5.3           Executive agrees to hold as the Company’s property, all memoranda, books, papers, letters, formulae and other data and all copies thereof and information generated there from, in any way relating to the Company’s business and affairs, made by him or otherwise coming into his possession, and at termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.

6.             GENERAL PROVISIONS

6.1           Notices  All notices, requests, demands and other communications to be given or sent pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by first class certified mail, return receipt requested, addressed as follows:

(a)	if to the Company:	GenuTec Business Solutions, Inc.
74-980 Highway 111
Indian Wells, CA 92210

Attention: Board of Directors

(b)	if to Executive:	Lee Danna
P.O. Box 3140
Rancho Mirage, CA 92270

Either party may change its address set forth above by notice to the other party given in accordance with this Paragraph.

6.2           Severability  If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not effect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

6.3           Attorney’s Fees and Costs   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any relief to which it may be entitled.

6.4           Assignment  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. Because of the special, unique and extraordinary character of Executive’s services, Executive may not assign all or any part of his obligations under this Agreement.

6.5           Receipt of Agreement   Each of the parties hereto acknowledges that it has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof.  A fully executed copy shall be an original for all purposes, and is a duplicate original.

6.6           Governing Law   This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6.7           Captions and Paragraph Headings   Captions and paragraph headings used herein are for convenience and shall not affect the construction of this Agreement.

6.8           Entire Agreement   This Agreement contains the entire agreement between the parties with respect to the employment of Executive by the Company and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether written or oral.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing signed by both parties.

6.9           Waiver of Breach   The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

6.10         Agreement Prevails   The parties agree that in the event of any conflict or inconsistency between the terms of this Agreement and the Company’s personnel policies or procedures, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GenuTec Business Solutions, Inc.

/s/ Bert Roberts

		By:	Bert Roberts

/s/ Lee Danna
Lee Danna, Individually	Title:	Chair Compensation Committee by full vote of Committee